EXHIBIT 99.1

Press Release

January 30, 2009

LCNB CORP. REPORTS STRONG FINANCIAL PERFORMANCE IN 2008

LCNB Corp. today reported higher earnings for 2008 and increases in loans, deposits, and capital, despite a challenging economic environment.  Net income for the three and twelve months ended December 31, 2008, was $1,667,000 ($0.25 basic and diluted earnings per share) and $6,603,000 ($0.99 basic and diluted earnings per share), respectively.  This compares to $1,589,000 ($0.25 basic and diluted earnings per share) and $5,954,000 ($0.94 basic and diluted earnings per share) for the same three and twelve month periods in 2007.  The increases in earnings result primarily from increases in net interest income from higher earning asset volumes.

While not immune from the effects of weakening economic conditions, LCNB’s earnings reflect continued strong asset quality resulting from responsible underwriting and lending practices.  Consequently, net charge-offs for 2008 and 2007 totaled $620,000 and $301,000, respectively.  Classified loans (non-accrual, past due 90 days or more and still accruing interest, and restructured loans) totaled $3,419,000 or 0.75% of total loans at December 31, 2008, compared to $2,589,000 or 0.58% of total loans at December 31, 2007.  Real estate acquired through foreclosure and other repossessed assets totaled approximately $89,000 at December 31, 2008, compared to $853,000 at December 31, 2007.

Net interest income for the three and twelve months ended December 31, 2008 increased $771,000 and $2,776,000, respectively, over the comparative periods in 2007 primarily due to additional loans and deposits from the Sycamore National Bank acquisition in late 2007 and organic growth.  Also contributing to the increase in net interest income was a decrease in average rates paid on interest-bearing liabilities (primarily deposits), partially offset by a decrease in rates earned on interest-earning assets.  Non-interest income for the three months ended December 31, 2008 decreased $103,000 from the same period in 2007 and increased by $107,000 when comparing the full year periods.  The decrease during the three month period was primarily due to decreases in trust income caused by market conditions, overdraft fees, and insurance agency commissions.  The increase during the full year period was primarily due to increases in check card income and income from bank owned life insurance.

Non-interest expense for the three and twelve months ended December 31, 2008 increased $392,000 and $1,590,000, respectively, when compared to the same periods in 2007.  The increases in non-interest expense were largely due to increases in salaries and benefits resulting from routine salary and wage increases and an increase in the number of employees.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  Affiliates of LCNB Corp. are LCNB National Bank, with 25 offices located in Warren, Butler, Montgomery, Clinton, Clermont, and Hamilton Counties, Ohio, and Dakin Insurance Agency, Inc.  Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank and Dakin Insurance Agency can be found on the internet at www.lcnb.com and www.dakin-ins.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB disclaims any intent or obligation to update such forward-looking statements.   LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.